Exhibit 7.1

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”) is made and adopted effective as of February 1, 2020 to convert PF Management Services, LLC, a Delaware limited liability company (the “Company”), into Remembrance Group, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”).

BACKGROUND

A. The Company was formed on December 11, 2012, by the filing of Certificate of Formation with the Delaware Secretary of State (the “Certificate of Formation”).

B. Conversion of a Delaware limited liability company into a Delaware corporation is permitted under Section 265 of the DGCL and Section 18-216 of the DLLCA.

C. For federal income tax purposes, the Company has elected or will elect to be taxed as an association effective January 1, 2020, in accordance with Rev. Rul. 2004-59. Furthermore, it is intended that the Conversion (as defined below) qualify as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and that this Plan of Conversion constitute such a plan of reorganization.

D. The Board of Managers and a majority of the Members of the Company have (i) determined it to be in the best interests of the Company and its members (the “Members”) that the Company be converted from a Delaware limited liability company into a Delaware corporation (the “Conversion”); and (ii) approved this Plan of Conversion.

AGREEMENT

NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company does hereby adopt this Plan of Conversion to effectuate the Conversion as follows:

1. Approval; Conversion. In accordance with Section 265(h) of the DGCL, Section 18-216 of the DLLCA, and that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated August 8, 2017 (as amended, the “LLC Agreement”), the Board of Managers and at least a majority of the Members have approved the Conversion in accordance with the terms of this Plan of Conversion and applicable law. At the Effective Time (as defined below), the Company shall convert into the Corporation.

2. Terms and Conditions of Conversion.

(a) Pursuant to Section 265 of the DGCL, the Conversion shall become effective on the date and at the time (the “Effective Time”) on which the Certificate of Conversion, in substantially the form attached hereto as Exhibit A (the “Certificate of Conversion”), and the Certificate of Incorporation, in substantially the form attached hereto as Exhibit B (the “Certificate of Incorporation”), are filed with the Delaware Secretary of State, which is intended to be February 1, 2020.

(b) All of the membership interests, membership units, and other securities of the Company shall be automatically converted into shares of capital stock or other securities of the Corporation in accordance with Section 5 below and shall have the rights, preferences, and privileges described in the Corporation’s Certificate of Incorporation.

3. Certificate of Incorporation. The Certificate of Incorporation shall be filed with the Delaware Secretary of State at the time of the filing of the Certificate of Conversion. Immediately following the filing of the Certificate of Incorporation, the Certificate of Formation and the LLC Agreement shall be terminated and be of no further force or effect.

4. Directors; Bylaws. The initial directors of the Corporation shall be Dennis L. Smith, Michael Margolies, David J. DeCarlo, Ian Beadle, and Poul LeMasters (the “Directors”), to serve until each of his or her respective successors is duly elected and qualified or until their earlier death, resignation, or removal. Immediately following the Effective Time, the Directors shall adopt Bylaws of the Corporation in the form attached hereto as Exhibit C (the “Bylaws”).

5. Manner and Basis of Converting Membership Interests, Membership Units, and other Securities of the Company into Capital Stock and Other Securities of the Corporation.

(a) Conversion of Securities. At the Effective Time, the membership interests, membership units, and other securities of the Company held by the Members shall be converted into shares of capital stock and other securities of the Corporation with the rights, privileges, and preferences set forth in the Corporation’s Certificate of Incorporation. The manner and basis of converting or exchanging issued membership interests, membership units, and other securities of the Company into shares of capital stock and other securities of the Corporation shall be as follows:

(i) each of Common Unit that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Conversion and without further action by the Corporation or the holders of the Common Units, be converted into one share of Common Stock, par value $0.0001 per share, of the Corporation as set forth on Exhibit D attached hereto; and

(ii) the Warrant to purchase Common Units that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Conversion and without further action by the Corporation or the holder of the Warrant, be converted into a Warrant to purchase Common Stock, par value $0.0001 per share, of the Corporation as set forth on Exhibit D attached hereto.

(b) Exempted Share Issuance. The securities of the Corporation deemed issued pursuant to this Plan of Conversion are intended to be issued pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws. It is intended that the Corporation shall comply with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the offering and issuance of the Shares pursuant to this Plan of Conversion. Such securities will be “restricted securities” under the federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

6. Effect of Conversion. Upon the Effective Time, the Corporation shall, for all purposes of the DGCL, be deemed to be the same entity as the Company. The Conversion shall not be deemed a dissolution of the Company. All of the rights, privileges, and powers of the Company, and all assets, property (real, personal, and mixed), patents, trademarks, licenses, registration, and other assets of every kind and description and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Corporation and shall be the property of the Corporation and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion. All rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities, and duties of the Company shall remain attached to the Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Corporation. All proceedings pending against the Company may be continued as if the Conversion had not occurred or the Corporation may be substituted in the proceeding for the Company. At any time, or from time to time, after the Effective Time, the officers of the Corporation, may, in the name of the Company, execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Corporation may deem necessary or desirable in order to vest in and conform to the Corporation title to and possession of any property of the Company acquired or to be acquired by reason of or as a result of the Conversion herein provided for and otherwise to carry out the intents and purposes hereof.

7. Termination of Equity Incentive Plan. Upon the Effective Time, the Company’s Equity Incentive Plan described in the LLC Agreement shall be terminated and no membership interests, membership units, or other securities of the Company or capital stock or other securities of the Corporation shall be reserved for issuance under such terminated Equity Incentive Plan.

8. Amendment or Termination. This Plan of Conversion may be amended or terminated and abandoned by either the Board of Managers of the Company or the Board of Directors of Corporation at any time prior to the Effective Time; provided, however, that, an amendment made subsequent to the adoption of this Plan of Conversion shall not: (a) alter or change the amount or kind of shares, securities, cash, property, and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent entity; (b) alter or change any term of the Certificate of Incorporation of the Corporation to be effected by the Conversion; or (c) alter or change any of the terms and conditions of this Plan on Conversion if such alteration or change would adversely affect the holders of any class or series thereof of such constituent entity. If this Plan of Conversion is terminated, no party or their respective officers, directors, shareholders, members, or authorized representatives shall have any liability of any nature whatsoever under this Plan of Conversion. To the extent that any provision of this Plan of Conversion conflicts with any provision(s) of the Certificate of Formation or the LLC Agreement, as amended, this Plan of Conversion hereby amends and supersedes the Certificate of Formation or the LLC Agreement, as amended.

9. No Third Party Beneficiaries. This Plan of Conversion shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

10. Successors or Assigns. This Plan of Conversion shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that this Plan of Conversion may be assigned by operation of law or otherwise by any party without the consent of the other parties.

11. Entire Agreement. This Plan of Conversion contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Plan of Conversion.

12. Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Plan of Conversion has been adopted by the Company effective as the date first written above.

COMPANY:

PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company

By:
Name:	Dennis L. Smith
Title:	Chief Executive Officer

Signature Page to Plan of Conversion of PF Management Services, LLC

EXHIBIT A

CERTIFICATE OF CONVERSION

[TO BE ATTACHED]

EXHIBIT B

CERTIFICATE OF INCORPORATION

[TO BE ATTACHED]

EXHIBIT C

BYLAWS

[TO BE ATTACHED]